UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2017

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2017, the Board of Directors (the “Board”) of ADMA Biologics, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved 5% increases in the annual cash bonuses to be paid to each of Adam S. Grossman, the President and Chief Executive Officer of the Company, Brian Lenz, the Vice President and Chief Financial Officer of the Company, and James Mond, M.D., Ph.D., the Chief Scientific Officer and Chief Medical Officer of the Company, contingent upon the Company’s closing of its previously announced acquisition of certain therapy-business related assets of Biotest Pharmaceuticals Corporation, which occurred on June 6, 2017 (the “Closing”). Following the Closing, the Company and each of Mr. Grossman, Mr. Lenz and Dr. Mond have agreed in good faith to negotiate amendments to their respective employment agreements to provide that (i) Mr. Grossman shall be eligible to receive a bonus during each calendar year of his employment of up to 55% of his base salary then in effect, and (ii) Mr. Lenz and Dr. Mond shall each be eligible to receive bonuses during each calendar year of their employment of up to 40% of their respective base salaries then in effect (the “Amended Bonuses”). 50% of the Amended Bonuses for 2017 became payable to Mr. Grossman, Mr. Lenz and Dr. Mond upon the Closing, and 50% of the Amended Bonuses for 2017 shall be paid out subject to each such executive’s achievement of certain 2017 performance goals to be determined by the Board and Compensation Committee.

On June 6, 2017, the Board, upon the recommendation of the Compensation Committee, also approved, contingent upon the Closing, the amendment of each of Mr. Lenz and Dr. Mond’s employment agreements to increase the severance compensation payable in the event that either Mr. Lenz’s or Dr. Mond’s employment is terminated for “Good Reason” or by the Company without “Cause” (each as defined in Mr. Lenz’s and Dr. Mond’s employment agreements) from six months to nine months from the date of termination.

On June 6, 2017, the Board, upon the recommendation of the Compensation Committee, also approved, contingent and effective upon the Closing, the grant of stock options (collectively, the “Options”) to purchase shares (the “Option Shares”) of the Company’s common stock,  $0.0001 par value per share (the “Common Stock”), in the following amounts: (i) 583,224 Option Shares were approved for grant to Mr. Grossman; (ii) 192,472 Option Shares were approved for grant to Mr. Lenz; (iii) 242,546 Option Shares were approved for grant to Dr. Mond; (iv) 118,861 Option Shares were approved for grant to Jerrold B. Grossman D.P.S., the Company’s Vice Chairman of the Board; (v) 78,144 Option Shares were approved for grant to Eric I. Richman, a director; and (vi) 53,837 Option Shares were approved for grant to each of Steven A. Elms, the Chairman of the Board, Dov A. Goldstein, M.D., Bryant E. Fong and Lawrence P. Guiheen, each of whom are directors. Each Option Share has an exercise price equal to $3.66, the fair market value of the Common Stock as determined by the closing price of the Common stock on the NASDAQ Stock Market on June 6, 2017. Additionally, the Options granted to each executive officer shall each vest over four years with 25% vesting on the one year anniversary of the date of grant and the remaining 75% vesting monthly in equal installments over the next three years, and the Options granted to each director shall each vest in equal monthly installments over 24 months.

In addition, on June 6, 2017, the Board approved the reimbursement of certain travel-related expenses to be incurred by Mr. Lenz and Dr. Mond, and certain living and relocation expenses to be incurred by Mr. Grossman, in connection with integration-related activities to be conducted in Boca Raton, Florida post-Closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2017	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Vice President and Chief Financial Officer